Trademark License Agreement With Option To Purchase

This Trademark License Agreement With Option To Purchase (“Agreement”) is between AGS Labs, Inc., a Texas Corporation (the "Licensor") and Rocky Mountain High Brands, Inc., a Nevada Corporation (the "Licensee").

The Licensor (i) has registered the trademarks and service marks listed on Schedule 1 (collectively the "Marks").

The Licensee is engaged in the manufacture and distribution of beverage and other consumer products, including but not limited to carbonated and non-carbonated beverages and hemp/CBD and hemp seed extract infused beverages and hand sanitizer (the "Licensee Business").

The Licensee wants to use the Marks in connection with the Licensee’s Business and to produce the licensed products listed on Schedule 2 (collectively, the "Licensed Products"); and

The Licensor is willing to permit the Licensee to use the Marks in connection with the Licensee Business for the mutual benefit of the parties.

The parties therefore agree as follows:

1.	GRANT OF LICENSE.

(a)    License. The Licensor hereby grants to the Licensee an exclusive, nontransferable, non-sublicensable, nonrevocable license (the "License") to use the Marks, solely in connection with the Licensed Products in the Territory (as defined in section 3); except that in the event of termination of this Agreement pursuant to Section 4(b) below the License granted in this Agreement shall be revocable and automatically revoked upon such termination, subject to the sell off period provided in paragraph 4(d) below The Licensee may make no other use of the Marks and this License does not include any right for the Licensee to grant sublicenses.

(b)   No Use of Other Trademarks. The Licensee has no right or license to use any trademark, service mark, or trade name of the Licensor that is not listed on Schedule 1.

2.	NO ASSIGNMENT OR TRANSFER.

The Licensee hereby acknowledges and agrees that the rights granted to the Licensee by and obtained by the Licensee as a result of or in connection with this Agreement are license rights only, and that nothing contained in this Agreement constitutes an assignment of the Licensor's rights in the Marks.

3.	TERRITORY.

During the Term (as defined below), the Licensee may use the Marks only in the following geographical area (the "Territory"): The world.

4.	TERM AND TERMINATION.

(a)    Term. This Agreement will become effective on signing this Agreement, and payment of the initial royalty payment of $10,000.00, and issuance of the 2,000,000 shares of common stock of Licensee as provided in accordance with Section 5 below. Unless it is terminated earlier in accordance with subsection (b), this Agreement will end on 6/08/2022 (the "Term").

(b)	Termination. This Agreement may be terminated:

(i)	by either party for a material breach of any provision of this Agreement by the other party, if the other party's material breach is curable and not cured within 30 days of receipt of written notice of the breach;

(ii)	by Licensor for breach of payment obligations that remain uncured for seven (7) calendar days after receipt of written notice of non-payment is received by Licensee; or

(iii)	By the Licensee at any time.

(c)    Effect of Termination. On termination of this Agreement, all rights granted under it, including the Licensee's right to use the Marks, will end immediately following the Sell-Off Period (as defined in 4(d) below), and the Licensee shall promptly discontinue all use of the Marks or similar trade names containing the Licensor's name and stop further use of the Marks in advertising, commercial registers, directories, Internet and websites, telephone listings, and all similar listings.

(d)   Sell-Off Period. On expiration or termination of this Agreement for any reason Licensee will, for a period of Ninety (90) days after the date of termination (the "Sell-Off Period"), have the right to dispose of all stocks of Licensed Products in its possession in accordance with the terms and conditions of this Agreement. Licensee shall not manufacture additional quantities of the Licensed Products during any applicable Sell-Off Period. Licensee's right of sell-off will terminate automatically if Licensee (or any of its subsidiaries or affiliates) breaches any term, condition, obligation, representation, or warranty herein during the Sell-Off Period.

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5.      CONSIDERATION FOR LICENSE.

(a)	Royalties. As consideration for the License granted under this Agreement, Licensee shall pay to the Licensor a monthly royalty fee, payable on a monthly basis which fee is due and payable on the first day of each month commencing as of June 8, 2021 (with the first month being paid upon signing this Agreement), in the amount that is equal to the greater of: (i) $10,000.00 per month; or (ii) a royalty of seven (7) percent of Licensee's Gross Sales per month for the preceding month of all Licensed Products invoiced by the Licensee or its subsidiaries (“Royalty Payments”). Example, if the wholesale price is $10.00/unit, the royalty would be $.70/unit less returns, samples, and trade discounts. The Royalty Payments are due and shall be paid to Licensor on or before the 1st calendar day of each month during the Term and during the Sell-Off Period. As used in this Agreement, "Gross Sales" means the Licensee's billing price to customers or distributors, including the royalty amount but less:
(i)	Customary, verifiable, trade discounts actually given (to the extent Licensor has provided prior written consent, not to be unreasonably withheld, to each such trade discount, if any);
(ii)	samples used for promotion;
(iii)	Returns

(b)	Common Stock. As additional consideration for the License granted under this Agreement, Licensee shall issue 2,000,000 validly issued, fully paid, non-assessable shares of the Licensee’s Common Stock, $0.01 par value, (the "Stock"). The Stock shall be restricted shares under Rule 144 of the Securities Act and shall be subject thereto. Licensee shall issue the Stock on or about June 8, 2021, to the following persons:

(i)	1,000,000 shares of the Stock shall be issued to "Specter Capital, LLC"; and
(ii)	1,000,000 shares of the Stock shall be issued to "William F. Foshage".

6.	MAINTENANCE OF RECORDS AND AUDIT RIGHTS.

(a)    Books and Records / Monthly Statement. The Licensee shall keep accurate books of account and records covering all transactions relating to this Agreement, and shall provide Licensor with a monthly statement no later than the 15th day of each calendar month during the term of this Agreement and the Sell-Off Period, listing the following information for each item of Licensed Product sold:

(1) the name of each Licensed Product sold,

(2) the quantity of each Licensed Product sold,

(3) the amount invoiced for each Licensed Product sold,

(4) the name and address of the customer to whom each Licensed Product was sold, and

(5) the amount invoiced for each Licensed Product sold.

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(b)   Access. The Licensee will permit the Licensor and its nominees, employees, accountants, agents, and representatives to (i) have reasonable access to inspect those books and records during normal business hours on reasonable notice, and (ii) to examine those books and records, and additionally (iii) to have reasonable access to Licensee's offices and manufacturing facilities at any and all times during normal business hours throughout this Agreement for the purposes of consulting and examination of manufacturing of the Licensed Products, and inspection of books, records and manufacturing processes relating to the Licensed Products The Licensee shall maintain all books and records relating to the Licensed Products in good order and condition for a period of 2 years after the termination of this Agreement or, if there is a dispute between the parties, until that dispute is resolved, whichever is latest. Receipt or acceptance by the Licensor of any sums paid by the Licensee will not preclude the Licensor from exercising its rights under this Agreement.

(c)    Underpayments and overpayments shall be dealt with by the Parties in accordance with general good business practices.

7.	INSURANCE. Upon the signing of this Agreement (or within 3 days thereafter), Licensee shall provide Licensor with a Certificate of Insurance evidencing product liability coverage that shall cover all Licensed Products to be sold by Licensee during the term of this Agreement and any Sell-Off Period, in coverage amounts of at least $2,000,000 per occurrence, which shall provide that Licensor be named as an "Additional Insured" on such policy, and that Licensor shall be given prior notice of any termination of such policy. Licensee shall maintain such policy (or an equivalent policy, reasonably acceptable to Licensor) in full force and effect throughout the Term of this Agreement and during the Sell-Off Period.
8.	OWNERSHIP AND USE OF MARKS.

(a)    Ownership of Marks. The Licensee acknowledges that the Licensor is the owner of the Marks and all rights in those and that nothing in this Agreement gives the Licensee an interest in the Marks, except under the License granted by this Agreement. The Licensee further acknowledges that the rights granted to the Licensee by this Agreement are license rights only, and nothing contained in this Agreement constitutes an assignment of the Licensor's rights in the Marks.

(b)   Limitation on Licensee's Actions. The Licensee may not do anything inconsistent with the Licensor's ownership of the Marks, and may not claim adversely to the Licensor, or assist any third party in attempting to claim adversely to the Licensor, with regards to that ownership.

(c)    Assistance in Protecting Goodwill. The Licensee's use of the Marks inures to the benefit of the Licensor and the Licensee shall cooperate fully with the Licensor to secure and maintain the goodwill of the Licensor in the Marks. To that end, the Licensee may not misuse the Marks, take any action that would bring the Marks into public disrepute, use the Marks, or any mark or name confusingly similar to them, in its corporate or trade name, or take any action that would tend to destroy or diminish the goodwill in the Marks.

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(d)	Notification of Infringement. The Licensee shall promptly notify the Licensor of:

(i)     any claim, demand, or cause of action based on or arising from any third-party unauthorized use of the Marks or any confusingly similar marks;

(ii)   any infringement or instance of unfair competition of which the Licensee may become aware involving any of the Marks; or

(iii) any challenge to the Licensee's use of any of the Marks.

The Licensee may not institute any proceedings for infringement of the Marks without the prior written approval of the Licensor.

9.	QUALITY STANDARDS.

(a)    Established Standards. The nature and quality of all products sampled, sold, or otherwise disposed of by the Licensee and covered by the Marks will conform to the standards established by for highest quality products sold by the Licensee and Licensee’s direct competitors (collectively, the "Quality Standards").

10.	ADDITIONAL OBLIGATIONS OF LICENSEE

(a) All articles of the License Product (“Articles”) shall be manufactured, offered for sale, sold, labeled, packaged and distributed, and advertised, marketed, promoted, publicized and otherwise exploited, and the Licensee’s sale and distribution of the Articles shall at all times be conducted and maintained, in accordance with all applicable laws, rules and regulations of, or in effect within, the Territory, and those laws, rules and regulations relating to health and safety, and regulations relating to the disclosure of information to the consumer, such as truth-in-advertising and content labeling laws, rules.

11.	LICENSOR'S REPRESENTATIONS.

The Licensor hereby represents to the Licensee that it:

(a)    is the exclusive owner and licensor of interest in the Marks;

(b)   has not assigned or transferred the Marks or agreed to do so;

(c)    has full power and authority to enter into this Agreement and to make the grant of License provided in section 1;

(d)   is not aware of any violation, infringement, or misappropriation of any third party's rights (or any claim thereof) by the Marks;

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(e)    is not aware of any third-party consents (other than as may be necessary from Licensor's lenders), assignments, or licenses that are necessary to perform under this Agreement;

(f)    was not acting within the scope of employment of any third party when conceiving, creating, or otherwise performing any activity with respect to the Marks listed in Schedule 1 and purportedly licensed in section 1.

The Licensor shall immediately notify the Licensee in writing if any facts or circumstances arise that would make any of Licensor's representations in this Agreement inaccurate.

12.	LICENSEE'S REPRESENTATIONS.

The Licensee hereby represents to the Licensor that it:

(a)    has full power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)   has sufficient resources to complete the transaction contemplated by this Agreement and the authority to commit those resources for the purposes of this transaction and to satisfy the obligations of Licensee hereunder; and

(c)    Licensee shall not assert as a defense in any action brought under this Agreement any claim that this Agreement is unenforceable or invalidated by any of the laws of, or in effect within, the Territory.

The Licensee shall immediately notify the Licensor in writing if any facts or circumstances arise that would make any of Licensee's representations in this Agreement inaccurate.

13.  DOCUMENTATION.

(a)    Recordation of Agreement. As soon as is reasonably possible following a request from the Licensee, the Licensor shall provide the Licensor with a complete copy of all documentation (in any format) relating to the Marks for the Licensee's own use, that is necessary to meet record-keeping requirements of the Licensee, or to allow the Licensee to exercise its rights granted under this Agreement.

(b)   Licensee Assistance in Maintaining Marks. On request, the Licensee shall provide the Licensor or its authorized representatives with information about its use of the Marks which the Licensor may reasonably require and will render any (nonmonetary) assistance reasonably required by the Licensor to maintain the applications, registrations, and common law rights of the Marks.

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14.	INDEMNIFICATION.

If any of the Marks infringe on any United States trademark or trade secret of a third party not affiliated with the Licensee, the Licensor shall indemnify the Licensee against that claim (up to the aggregate amount of Royalty Payments paid to Licensor under this Agreement (the "Indemnity Cap"), if all of the following are true:

(a)    the Licensee promptly gives notice of the claim to the Licensor, but no later than 5 business days after Licensee becomes aware any claim;

(b)   the Licensor controls the defense and settlement of the claim;

(c)    the Licensee fully cooperates with the Licensor in connection with its defense and settlement of the claim; and

(d)   the Licensee stops all sales, distribution, and public use of or relating to the infringing Marks, if requested by the Licensor.

The Licensor will have no other obligations or liability if infringement occurs and will have no other obligation of indemnification relating to infringement. The Licensor will not be liable for any costs or expenses incurred without its prior written authorization and will have no obligation of indemnification or any liability if the infringement is based on (i) any modified form of the Marks not made by the Licensor or (ii) the laws of any country other than the United States or its states or (iii) any amounts in excess of the Indemnity Cap.

Licensee shall hold Licensor and its respective affiliates, as well as their respective managers, officers, directors, members, shareholders, owners, employees, agents and affiliates, and their respective successors and assigns (collectively, including Licensor, the “Licensor Group”), harmless from and shall indemnify each of them against any losses, liabilities, damages and expenses (including interest, penalties and reasonable attorneys’ fees and expenses) that any of them may incur or become obligated to pay, or for which any of them may become liable to pay in any action, claim or proceeding against or investigation or inquiry of any of them (whether by a governmental agency or commission or otherwise), by reason of any representation or warranty on the part of Licensee being untrue in any material respect or by reason of any acts, whether of omission or commission, by Licensee or any of Licensee’s suppliers or any of their respective affiliates, agents or employees arising out of or related to this Agreement or any supplier agreement or any prospective agreement with a supplier, including those arising out of or related to the use or the manufacture, advertising, marketing, distribution or sale of any Articles, whether or not grounded in products liability or breach of warranty (as to performance characteristics or otherwise).

15.  NO AGENCY RELATIONSHIP.

This Agreement creates a licensor-licensee relationship between the parties. Nothing in this Agreement may be construed to establish a joint venture, agency, or partnership relationship between the parties.

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16.	ASSIGNMENT AND DELEGATION.

(a)    No Assignment. Neither party may assign any of its rights under this Agreement, except with the prior written consent of the other party. All voluntary assignments of rights are limited by this subsection.

(b)   No Delegation. Neither party may delegate any of its rights under this Agreement, except with the prior written consent of the other party.

(c)    Enforceability of an Assignment or Delegation. If a purported assignment or purported delegation is made in violation of this section, it is void.

17.	OPTION TO PURCHASE.

(a)	Option. Licensor grants to Licensee a binding and irrevocable Option To Purchase (“Option”) the Great Choice national brand equivalents (NBE), consisting of the Great Choice Electrolyte Solution (all flavors), Great Choice Medicated Chest Rub, and Great Choice Infant Rub product lines and the “Great Choice” trademark, generally being the Marks referred to hereinabove (the "Product Lines"). The parties anticipate entering into a separate agreement for purchase of Licensor's related inventory and components. To the extent any such items remain at the time the Option is exercised, such remaining related inventory and components may at Licensor's option be purchased as part of the assets being acquired, (the "Inventory", and collectively with the Product Lines referred to herein shall be referred to as the “Acquired Assets”). This Option must be exercised on or before May 31, 2022. The Option may be exercised by a written notice to Licensor. Upon exercising of the Option, the following terms shall apply:

(b)	Purchase and Sale. At the Closing of the sale of the Acquired Assets, Licensor shall sell, assign, transfer, convey and deliver to Licensee, and Licensee shall purchase from Licensor, all the right, title and interest of Licensor in, to and under the Acquired Assets, for the total purchase price of $308,000, together with an additional cash amount mutually agreed upon as the value of the Inventory (all such amounts are collectively referred to herein as, the “Purchase Price”), to be paid as follows:

(i)	$308,000 in cash, to be paid to Licensor. All Royalty Payments paid to Licensor by Licensee shall be credited towards this amount; plus

(ii)	An additional cash amount equal to the value of the Inventory as mutually agreed upon by the parties.

(c)	No Assumption of Liabilities. THE PURCHASE OF THE ACQUIRED ASSETS WILL BE AN ASSET PURCHASE ONLY AND NO LIABILITIES OF LICENSOR ARE BEING ASSUMED BY LICENSEE.

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d. “Acquired Assets” under the Option would also include:

(i)	All trademarks and intellectual property rights of any nature relating solely to the Acquired Assets.
(ii)	All customer lists of Licensor relating solely to the Acquired Assets;
(iii)	All websites, ecommerce sites, Twitter, Facebook and all other social media sites of any nature relating solely to the Acquired Assets;
(iv)	All recipes and formulas for the drinks and products relating solely to the Acquired Assets;
(v)	All procedures relating to the operation of the Licensor's business relating solely to the Acquired Assets;
(vi)	All general intangibles relating or associated with the operation of Licensor's business relating solely to the Acquired Assets; and
(vi)	All goodwill generated by, and associated with, the Acquired Assets.

18.	GOVERNING LAW.

(a)    Choice of Law. The laws of the state of Texas govern this Agreement (without giving effect to its conflicts of law principles).

(b)   Choice of Forum. Both parties consent to the personal jurisdiction of the state courts in Collin County, Texas.

19.	AMENDMENTS. No amendment to this Agreement will be effective unless it is in writing and signed by both parties or an authorized representative of each party.

20.	NOTICE.

Any notice or other communication provided for in or given under this Agreement to a party will be in writing and given in person, by overnight courier, or by mail (registered or certified mail, postage prepaid, return-receipt requested) to the respective parties as follows:

If to the Licensee:

Rocky Mountain High Brands, Inc.

Attn: David Seeberger, CEO and General Counsel

Address: 1000 Shiloh Rd. Suite 200, Plano TX 75074

david@rockymountainhighbrands.com

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If to the Licensor:

AGS Labs, Inc.

Attn: Bill Foshage, President

4871 Sharp Street

Dallas TX 75247

bill@agsbrands.com

21.  SEVERABILITY.

If any provision contained in this Agreement is, for any reason, held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, but this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it, unless the deletion of those provisions would result in such a material change so as to cause completion of the transactions contemplated by this Agreement to be unreasonable.

22.  WAIVER.

No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, and no waiver will constitute a continuing waiver, unless the writing so specifies.

23.  ENTIRE AGREEMENT.

This Agreement constitutes the final agreement of the parties. It is the complete and exclusive expression of the parties' agreement with respect to the subject matter of this Agreement. All prior and contemporaneous communications, negotiations, and agreements between the parties relating to the subject matter of this Agreement are expressly merged into and superseded by this Agreement. The provisions of this Agreement may not be explained, supplemented, or qualified by evidence of trade usage or a prior course of dealings. Neither party was induced to enter this Agreement by, and neither party is relying on, any statement, representation, warranty, or agreement of the other party except those set forth expressly in this Agreement. Except as set forth expressly in this Agreement, there are no conditions precedent to this Agreement's effectiveness.

24.  HEADINGS.

The descriptive headings of the sections and subsections of this Agreement are for convenience only, and do not affect this Agreement's construction or interpretation.

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25.  EFFECTIVENESS.

This Agreement will become effective when all parties have signed it. The date this Agreement is signed by the last party to sign it (as indicated by the date associated with that party's signature) will be deemed the date of this Agreement.

26.  NECESSARY ACTS; FURTHER ASSURANCES.

Each party shall use all reasonable efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the transactions this Agreement contemplates or to evidence or carry out the intent and purposes of this Agreement.

[Signature Page Immediately Follows]

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Each party is signing this Agreement on the date stated above that party's signature.

Rocky Mountain High Brands, Inc.

Date: 6/8/2021

By: /s/ David Seeberger

Name: David Seeberger

Title: CEO

AGS Labs, Inc.

Date: 6/8/2021

By: /s/ Bill Foshage

Name: Bill Foshage

Title: President

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SCHEDULE 1

LIST OF TRADEMARKS AND SERVICE MARKS

TRADEMARK/ SERVICE MARKS	REGISTRATION/ APPLICATION NUMBER	DATE OF FILING/ REGISTRATION
Trademark: GREAT CHOICE	Registration No. 4,552,278	Registered: June 17, 2014
Additional Marks (If Applicable)	N/A	N/A

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SCHEDULE 2

LICENSED PRODUCTS

Great Choice National Brand Equivalents (NBE) products lines, consisting of:

•	Great Choice Electrolyte Solution (All Flavors);
•	Great Choice Medicated Chest Rub; and
•	Great Choice Infant Rub

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